As filed with the Securities and Exchange Commission on August 25, 2003                                         Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BEMA GOLD CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 3100, Three Bentall Centre
595 Burrard Street
Vancouver, British Columbia
Canada, V7X 1J1
 (Address of Principal Executive Offices)

INCENTIVE STOCK OPTION PLAN APRIL 18, 1995
(Full title of the plan)

Evergreen Corporate Services Inc.
33713—9th Avenue South
Federal Way, Washington 98003-6762
 (Name and address of agent for service)

(253) 874-2949
 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Shares not subject to outstanding options	11,200,000 shares	US$2.11	US$23,632,000	US$1,911.83

(1)	Common Shares without par value offered by Bema Gold Corporation (the “Company”) pursuant to the Incentive Stock Option Plan April 18, 1995, as amended (the “Plan”).
(2)

The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average of the high and low prices for the Registrant’s common shares on August 22, 2003, as reported on the American Stock Exchange, which was US$2.11 per share.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Corporation, are incorporated by reference in this registration statement, as of their respective dates:

         (a)        The Corporation’s Annual Report on Form 40-F for the fiscal year ended December 31, 2002;

         (b)        All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above; and

         (c)        The description of the Corporation’s securities contained in the Corporation’s registration statement on Form 20-F filed with the Securities and Exchange Commission on February 4, 1992, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

The By-Laws of the Corporation provide that, subject to the Canada Business Corporation Act (the “Act”), the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of that association with the Corporation or other entity, if the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director of officer or in a similar capacity at the Corporation’s request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires.

The Corporation may indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of a civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

However, the Corporation may not indemnify such an individual unless the individual

(a)

acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Corporation has entered into indemnification agreements with certain of its directors, including directors who are also officers of the Corporation. Pursuant thereto, the Corporation has undertaken to indemnify such persons against any and all claims, including expenses in connection therewith, of any kind arising out of or in connection with such person’s acts or omissions as a director or officer of the Corporation. The Corporation shall and the director may apply to the appropriate court for approval of such indemnification, at the Corporation’s expense.

The Corporation maintains Directors’ and Officers’ Liability Insurance for its Directors.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Incentive Stock Option Plan April 18, 1995, as amended
5.1	Opinion of Gowling Lafleur Henderson LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Gowling Lafleur Henderson LLP (Included in Exhibit 5.1)
24.1	Power of Attorney (See page II-5 of this registration statement)

Item 9. Undertakings.

        (a)        The Corporation hereby undertakes:

                      (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

                                    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                                    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                     (2)        That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fideoffering thereof.

                     (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        The Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fideoffering thereof.

        (h)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 30th day of June, 2003.

BEMA GOLD CORPORATION
By:/s/ Roger Richer
Roger Richer, Vice President, Administration,
General Counsel and Secretary

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Clive T. Johnson and Roger Richer, or either of them, his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Clive T. Johnson	Chairman, President, Chief Executive Officer and	June 30, 2003
Clive T. Johnson	Director
(Principal Executive Officer)

/s/ Mark A. Corra	Vice President, Finance	June 30, 2003
Mark A. Corra	(Principal Financial Officer and Accounting
Officer)

/s/ Thomas I.A. Allen	Director	June 27, 2003
Thomas I.A. Allen

/s/ R. Stuart Angus	Director	June 30, 2003
R. Stuart Angus

/s/ Erwin J. Haas	Director	June 30, 2003
Erwin J. Haas

/s/ Cole E. McFarland	Director	June 30, 2003
Cole E. McFarland

/s/ Eulogio Perez–Cotapos	Director	June 30, 2003
Eulogio Perez-Cotapos

/s/ Barry D. Rayment	Director (Authorized U.S. Representative)	June 27, 2003
Barry D. Rayment

/s/ Roger T. Richer	Vice President, Administration, General Counsel	June 30, 2003
Roger T. Richer	and Secretary

/s/ Neil Woodyer	Director	June 30, 2003
Neil Woodyer

/s/ Jerry R. Korpan	Director	June 30, 2003
Jerry R. Korpan

/s/ Robert M.D. Cross	Director	June 30, 2003
Robert M.D. Cross

/s/ Robert J. Gayton	Director	June 30, 2003
Robert J. Gayton

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Incentive Stock Option Plan April 18, 1995, as amended
5.1	Opinion of Gowling Lafleur Henderson LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Gowling Lafleur Henderson LLP (Included in Exhibit 5.1)